Exhibit 99.2
TAUBMAN CENTERS, INC.
UNAUDITED PRO FORMA FINANCIAL INFORMATION
As previously announced in June 2014, subsidiaries (the Sellers) of Taubman Centers, Inc. (the Company) entered into Purchase and Sale Agreements with an affiliate of Starwood Capital Group Global, L.P., SRP TM Holdings, L.P. (Starwood or the Buyer), pursuant to which Starwood agreed to purchase a portfolio of seven Taubman malls.
On October 16, 2014, the Company completed the disposition of the Sale Centers, for consideration of $1.403 billion. After prepayment or defeasance of $623 million of property-level debt and accrued interest and $44 million of transaction costs, net cash proceeds were $736 million. The Company's share of the net cash proceeds was $716 million.
The following malls (the Sale Centers) were sold:
MacArthur Center     Norfolk, Va.
Stony Point Fashion Park     Richmond, Va.
Northlake Mall     Charlotte, N.C.
The Mall at Wellington Green     Wellington, Fla.
The Shops at Willow Bend     Plano, Tex.
The Mall at Partridge Creek     Clinton Township, Mich.
Fairlane Town Center     Dearborn, Mich.
While specific uses of the net proceeds have not been determined as of the date of the closing, certain Sellers engaged Qualified Intermediaries (QIs) to take receipt of their net proceeds with the intention that the funds be used in tax-deferred exchanges under Section 1031 of the Internal Revenue Code. The Company intends to initially use the remaining net proceeds to reduce outstanding borrowings under its revolving lines of credit and for general corporate purposes, to the extent the proceeds are not used to pay a special dividend. If no synergistic asset or assets for a Section 1031 exchange can be identified for the Sale Centers, a special dividend of up to approximately $5.00 per share may be declared by the end of the year 2014 to be paid no later than January 2015. In the event the Company identifies one or more synergistic assets for a Section 1031 exchange but fails to close on the acquisition within the time period required under the Internal Revenue Code, then the Company may declare a special dividend of up to $5.00 per share to be paid in April 2015.
The accompanying Unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if the Sale Centers were sold on June 30, 2014. The accompanying Unaudited Condensed Consolidated Statements of Operations are presented as if the Sale Centers had been sold as of January 1, 2013. The accompanying Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the Company's 2013 Annual Report of Form 10-K and the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 2014.
Pro forma information is intended to provide investors with information about the impact of transactions by showing how specific transactions might have affected historical financial statements, illustrating the scope of the change in the historical financial position and results of operations. The adjustments made to historical financial information give effect to events that are directly attributable to the disposition of the Sale Centers and are factually supportable. As the specific uses of the net proceeds of the transaction have not been determined as of the closing, they have been reflected as adjustments to Cash and Cash Equivalents and Restricted Cash in the Unaudited Pro Forma Condensed Consolidated Balance Sheet. The Unaudited Pro Forma Condensed Consolidated Financial Statements are prepared in accordance with Article 11 of Regulation S-X.
The Unaudited Pro Forma Condensed Consolidated Financial Statements set forth below are not fact and there can be no assurance that the Company's results would not have differed materially from those set forth below. Accordingly, the Unaudited Pro Forma Condensed Consolidated Financial Statements are presented for illustrative purposes only and do not purport to represent, and are not necessarily indicative of, what our actual financial position and results of operations would have been had the disposition of the Sale Centers occurred on the date indicated, nor are they indicative of our future financial position or results of operations. Readers are cautioned not to place undue reliance on such information and the Company makes no representations regarding the information set forth below or its ultimate performance compared to it.

TAUBMAN CENTERS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of June 30, 2014
(in thousands)

	Historical (A)	Pro Forma Adjustments (B)		Pro Forma
Assets:
Properties, net	$2,089,388			$2,089,388
Investment in Unconsolidated Joint Ventures	343,189			343,189
Cash and cash equivalents	132,404	$308,390	(C)	$440,794
Restricted cash	45,490	407,440	(C)	452,930
Other assets	192,272			192,272
Assets of centers held for sale	778,340	(778,340)	(D)	—
	$3,581,083	$(62,510)		$3,518,573

Liabilities:
Notes payable	$1,997,971			$1,997,971
Accounts payable and accrued liabilities	261,601	$2,500	(E)	264,101
Distributions in excess of investments in and net income of Unconsolidated Joint Ventures	408,019			408,019
Liabilities of centers held for sale	651,496	(651,496)	(D)	—
	$3,319,087	$(648,996)		$2,670,091

Equity:
Taubman Centers, Inc. Shareowners' Equity:
Common and convertible preferred stock	$658			$658
Additional paid-in capital	802,986			802,986
Accumulated other comprehensive income (loss)	(9,908)	$297	(F)	(9,611)
Dividends in excess of net income	(586,780)	582,482	(G)	(4,298)
	$206,956	$582,779		$789,735

Noncontrolling interests	55,040	3,707	(H)	58,747
	$3,581,083	$(62,510)		$3,518,573

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

TAUBMAN CENTERS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2014
(in thousands, except share data)

	Historical (I)	Pro Forma Adjustments (J)		Pro Forma
Revenues:
Minimum rents	$194,422	$(44,373)		$150,049
Percentage rents	5,756	(944)		4,812
Expense recoveries	123,912	(35,950)		87,962
Management, leasing, and development services	5,470			5,470
Other	15,203	(3,033)		12,170
	$344,763	$(84,300)		$260,463
Expenses:
Maintenance, taxes, utilities, and promotion	$96,771	$(30,815)		$65,956
Other operating	31,546	(5,679)		25,867
Management, leasing, and development services	2,981			2,981
General and administrative	23,124			23,124
Interest expense	51,564	(17,787)		33,777
Depreciation and amortization	71,968	(25,310)		46,658
	$277,954	$(79,591)		$198,363
Nonoperating income (expense)	(4,218)	5,653	(K)	1,435
Income before income tax expense, equity in income of Unconsolidated Joint Ventures, and gain on dispositions, net of tax	$62,591	$944		$63,535
Income tax expense	(1,010)	110		(900)
Equity in Income of Unconsolidated Joint Ventures	26,743			26,743
Income before gain on dispositions, net of tax	$88,324	$1,054		$89,378
Gain on dispositions, net of tax	476,887			476,887
Net income	$565,211	$1,054		$566,265
Net income attributable to noncontrolling interests	(162,235)	(310)		(162,545)
Preferred stock dividends and distributions to participating securities	(12,507)			(12,507)
Net income attributable to common shareholders	$390,469	$744		$391,213

Basic earnings per common share	$6.18	$0.01		$6.19
Diluted earnings per common share	$6.08	$0.01		$6.09

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

TAUBMAN CENTERS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2013
(in thousands, except share data)

	Historical (I)	Pro Forma Adjustments (J)	Pro Forma
Revenues:
Minimum rents	$417,729	$(90,772)	$326,957
Percentage rents	28,512	(2,793)	25,719
Expense recoveries	272,494	(71,329)	201,165
Management, leasing, and development services	16,142	—	16,142
Other	32,277	(7,093)	25,184
	$767,154	$(171,987)	$595,167
Expenses:
Maintenance, taxes, utilities, and promotion	$215,825	$(65,626)	$150,199
Other operating	71,235	(11,073)	60,162
Management, leasing, and development services	5,321	—	5,321
General and administrative	50,014	—	50,014
Interest expense	130,023	(41,304)	88,719
Depreciation and amortization	155,772	(49,347)	106,425
	$628,190	$(167,350)	$460,840
Nonoperating income	1,348	29	1,377
Income before income tax expense and equity in income of Unconsolidated Joint Ventures	$140,312	$(4,608)	$135,704
Income tax expense	(3,409)	194	(3,215)
Equity in Income of Unconsolidated Joint Ventures	52,465	—	52,465
Net income	$189,368	$(4,414)	$184,954
Net income attributable to noncontrolling interests	(56,778)	913	(55,865)
Preferred stock dividends and distributions to participating securities	(22,682)	—	(22,682)
Net income attributable to common shareholders	$109,908	$(3,501)	$106,407

Basic earnings per common share	$1.73	$(0.06)	$1.67
Diluted earnings per common share	$1.71	$(0.05)	$1.66

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

TAUBMAN CENTERS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 1 - Adjustments to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(A)	Represents the unaudited historical consolidated balance sheet of the Company as of June 30, 2014.

(B)	Represents the unaudited historical balance sheets of the Sale Centers as of June 30, 2014, including net proceeds received and estimated liabilities recorded upon closing.

(C)	On October 16, 2014, the Company completed the disposition of the Sale Centers. The impact of the sale on the Company’s cash and cash equivalents and restricted cash balances is as follows:

(Amounts in thousands)
Sales proceeds	$1,402,600
Prepayment or defeasance of existing loans and accrued interest	(622,610)
MacArthur Center interest rate swap settlement	(7,130)
Prepayment and defeasance costs	(35,030)
Buyer's share of prepayment and defeasance costs	9,770
Other transaction costs	(11,600)
Noncontrolling partners' net share of proceeds and costs	(20,170)
Net proceeds	$715,830

Net impact to cash and cash equivalents	$308,390
Net impact to restricted cash	$407,440

The proceeds on deposit with the QIs are presented within Restricted Cash on the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2014. The remaining balance of the net proceeds are included within Cash and Cash Equivalents on the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2014. Actual net proceeds from the disposition will be dependent on working capital prorations and adjustments to be finalized subsequent to closing, in accordance with the terms of the Purchase and Sale Agreements.

(D)	Represents the disposition of the Sale Centers and removal of the book value of assets and liabilities of these centers.

(E)	Represents liabilities expected to be recognized upon closing of the disposition related to commitments under the Purchase and Sale Agreements and other estimated costs of the disposition.

(F)	Represents Accumulated Other Comprehensive Income (Loss) on the Historical Balance Sheet as of June 30, 2014 related to the interest swap previously designated to hedge the MacArthur note payable.

(G)
Represents an approximation of the Company's share of the gain that will be recorded on the disposition of the Sale Centers and the losses on the related prepayment and defeasance of debt in the fourth quarter of 2014 based on the respective balance sheets of the centers as of June 30, 2014. The actual gain recorded on the dispositions will be based on the balance sheets of the Sale Centers at closing and be subject to final prorations and adjustments.

(H)	Represents the equity balances associated with the Company's noncontrolling interests in the Sale Centers.

TAUBMAN CENTERS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 2 - Adjustments to Unaudited Pro Forma Condensed Consolidated Statements of Operations

(I)
Represents the unaudited historical consolidated statement of operations for the Company for the six months ended June 30, 2014 and the audited historical consolidated statement of operations for the Company for the year ended December 31, 2013, respectively.

In January 2014, the Company disposed of interests in International Plaza, Arizona Mills, and land in Syosset, New York related to the former Oyster Bay project. As a result, the Company recognized a gain, net of tax, of $476.9 million in its consolidated statement of operations for the six months ended June 30, 2014. The effect of the gain on dispositions on diluted earnings per common share was $5.30 per share. The operating results of the Company's interests are included in the consolidated statements of operations through the dates of disposition. Subsequent to the disposition, the Company's remaining 50.1% interest in International Plaza is accounted for under the equity method of accounting within Unconsolidated Joint Ventures.

The Unaudited Pro Forma Condensed Consolidated Statements of Operations do not include an adjustment for the expected gain from the disposition of the Sale Centers.

(J)
Represents the unaudited historical statements of operations of the Sale Centers for the six months ended June 30, 2014 and year ended December 31, 2013, respectively, as adjusted for approximately $1.5 million and $3.0 million, respectively, of historical operating costs allocated to the Sale Centers that will be reallocated to the remainder of the portfolio.

(K)
In June 2014, upon entering into the Starwood Purchase and Sale Agreement, the Company discontinued hedge accounting on the MacArthur Center swap and recognized $4.9 million of previously deferred hedging losses in earnings as a result of it becoming probable that the center's debt would be early extinguished and the hedged interest payments would not occur. The Company also recorded a loss of $0.8 million for the six months ended June 30, 2014 for changes in the fair value of this swap subsequent to the June 2014 discontinuation of hedge accounting. These amounts were recorded as a component of Nonoperating Income (Expense) in the Historical Consolidated Statement of Operations and Comprehensive Income.